Exhibit 10.4

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”), dated August 1, 2025 (the “Effective Date”), is entered into by and between BioCryst Pharmaceuticals, Inc. (the “Company”) and Mr. Charles Gayer (“Employee”).

RECITALS

WHEREAS, the Company and Employee are parties to that Employment Agreement, dated as of January 14, 2020, as amended by the First Amendment dated as of September 24, 2021 (the “Employment Agreement”); and

WHEREAS, the parties wish to amend the terms of the Employment Agreement, as set forth herein, effective as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Title. Effective as of August 1, 2025, the Company shall employ Employee as President and Chief Commercial Officer.

2.Section 2(a). The first sentence of Section 2(a) is hereby amended and restated in its entirety as follows:

“Commencing as of August 1, 2025, as basic compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Company a salary of
$675,000 per annum (the “Base Salary”), payable in accordance with the Company’s standard payroll practices as in effect from time to time during the term of this
Agreement.”

3.Target Incentive Compensation. For Employee’s Incentive Compensation for the 2025 fiscal year, the “Target Amount” shall be equal to (i) seventy percent (70%) of the Base Salary earned by Employee during the portion of the 2025 fiscal preceding August 1, 2025 and (ii) seventy-five percent (75%) of the Base Salary earned by Employee during the remainder of the 2025 fiscal year beginning August 1, 2025.

4.Section 3(b). A new Section 3(b) is added as follows.

“(b) For the 2025 fiscal year, Employee’s annual equity-based awards shall be determined by the Board or a committee thereof at levels commensurate with the role of
President and Chief Executive Officer.”

5.Continuation of Employment Agreement. Except as otherwise expressly provided herein, all of the terms and provisions of the Employment Agreement shall remain in full force and effect and this Amendment shall not amend or modify any other rights, powers, duties, or obligations of any party to the Employment Agreement.

6.Complete Agreement. This Amendment and the Employment Agreement contain the entire agreement between the parties hereto with respect to the matters contained herein and supersedes and replaces any prior agreement between the parties with respect to the matters set forth in this Amendment.

7.Counterparts. This Amendment may be executed in any number of counterparts and any such counterparts may be transmitted by electronic transmission, and each of such counterparts, whether an original or an electronic or “.pdf” of an original, shall be deemed to be an original and all of such counterparts together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, on the date first set forth above.

EMPLOYEE Charles Gayer	BIOCRYST PHARMACEUTICALS, INC. By: Jon Stonehouse Chief Executive Officer

By: /s/ Charles Gayer	By: /s/ Jon Stonehouse
Charles Gayer	Jon Stonehouse
Chief Executive Officer
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